Exhibit 99.7
[FORM OF COLLEAUGE FAQ]
Colleague FAQ
With the exciting announcement regarding the proposed TriNet/Gevity merger, it is understandable that you will have many questions. Between now and the anticipated early June closing date, we intend to work proactively with TriNet on our transition and integrations plans. Until closing occurs, we must remain focused on running our business independently and providing continued high levels of service to our clients. We will provide additional information as appropriate and thank you for your patience and continued dedication.
Q: As a colleague, what immediate changes should I expect following this announcement?
A: Initially, we do not anticipate any changes. During the pre-closing period, both companies will continue to operate independently. Our focus will remain on delivering the highest quality of service to our valued clients.
Q: What will occur over the next few weeks to complete this transaction?
A: The Gevity Board of Directors has approved this proposed transaction. Over the next few weeks, we will also need to obtain approval from our shareholders and from state and federal regulatory agencies. Approval from our shareholders will be sought at a special shareholders meeting that we anticipate will be held in May or June. Following this meeting, and assuming we obtain shareholder and other regulatory approvals, we would anticipate the transaction will be completed by the end of the second quarter of 2009.
Q: Who is TriNet?
A: TriNet Group, Inc., headquartered in San Leandro, California, is a privately held provider of human resource outsourcing services for small and mid-sized companies. TriNet’s largest shareholder, General Atlantic Service Company, LLC, owns approximately 9.5% of Gevity’s outstanding common stock. Based on information provided by TriNet, they have achieved more than 74% cumulative revenue growth over the past three years, and is known for its advanced technology, strategic human capital expertise, and commitment to customer success.
1-6

Q: Why is this proposed transaction good for me as a Gevity colleague?
A: We believe the proposed transaction presents tremendous potential opportunities for Gevity, for our clients and for you — our valued colleagues. TriNet is a leader in HR Outsourcing providing integrated PEO solutions to small and medium sized business in the US and Canada. This merger is a continuation of our vision for improving our value-added services and supporting our customers’ continued growth and success. We intend to remain focused on delivering on our plan and remaining committed to delivering the highest level of service to our clients.

Q: Will Gevity’s home office continue to be located in Bradenton?
A: We do not anticipate any changes to our current Bradenton location in the immediate future.
Q: What about our field office locations?
A: At this point, no changes are planned. Each office will continue to operate normally.
Q: Will there be a change to my current base salary, PTO or health and welfare benefits?
A: No changes are planned at this time.
Q: I am currently enrolled in the Employee Stock Purchase Plan (ESPP). Will my deductions continue?
A: No. All new payroll deductions will cease on the date the proposed merger agreement is signed. Any amounts previously deducted during the current offering period will be treated as follows: The last business day before the effective time of the merger will be treated as the end of the offering period and upon such day, each option to purchase shares of common stock under the ESPP will be automatically exercised, subject to completion of the merger, unless you have withdrawn from the offer period. Any remaining cash in your account after the exercise of the option to purchase shares under the ESPP will be distributed to you as soon as practical after the effective time of the merger.
Q: How will this proposed transaction affect the current sales and service processes?
A: There will be no changes to the day-to-day sales and service processes during the pre-closing period.
Q: When will we be getting more information about how this proposed transaction may affect us?
A: We believe that it is vitally important that we have the right team in place to best meet the needs of the new combined organization. It is premature to discuss specific personnel issues until after closing of the transaction, but an integration team with members from both companies will be established to define and deliver the best business practices and capture the anticipated synergies of the combined company.
TriNet is committed to working with Gevity colleagues for the success of the newly combined organization.

Q: How are we notifying our clients, vendors, and other partners regarding this proposed transaction?
A: Communications are already underway — clients will be notified of the merger by the RVP, GM and HRC in addition to a letter from Mike Lavington. We are also implementing an outbound calling effort to ensure our clients know about the merger and have the opportunity to ask additional questions. FAQ documents have also been created to address potential concerns and provide assurances that we are committed to a seamless transition. These are also posted to Gevity OnLine™ > Company Bulletin for your reference.
Q: Are there any planned events that will be cancelled as a result of this proposed transaction?
A: All planned events will continue as scheduled.
Q: I have been working on a special project, should I suspend those activities?
A: No. Again, it is important to continue to work on your assigned duties. Talk to your manager if you have any questions regarding projects. Stay focused on the tasks at-hand, and as directed by your manager.
Q: How will we receive future updates?
A: We intend to provide you with on-going communications, as available, during this transition period. This will occur through colleague announcements, meetings and additional FAQ updates. Gevity’s press release and all future announcements will be posted to Gevity OnLine™. We encourage you to direct any further questions to your manager or Internal Human Resources.
Additional Information and Where to Find it
In connection with the proposed merger and required shareholder approval, Gevity will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GEVITY AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Gevity with the SEC may be obtained free of charge by contacting Gevity at Gevity HR, Inc., Attn: Investor Relations, 9000 Town Center Parkway, Bradenton, Florida 34202, Telephone: 1-800-243-8489, extension 4034. Our filings with the SEC are also available on our website at gevity.com.
Participants in the Solicitation
Gevity and its officers and directors may be deemed to be participants in the solicitation of proxies from Gevity’s shareholders with respect to the merger. Information about Gevity’s officers and directors and their ownership of Gevity’s common shares is set forth in the proxy statement for Gevity’s 2008 Annual Meeting of Shareholders, which was filed with the SEC on April 17, 2008. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Gevity and its respective officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.